SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                       FORM 8-K

                                    CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported):  May 24, 1999

                                 PP&L RESOURCES, INC.
                                 --------------------
                (Exact Name of Registrant as Specified in Its Charter)


                  Pennsylvania            1-11459               23-2758192
                  ------------            -------               ----------
        (State or other jurisdiction    (Commission           (IRS Employer
               of incorporation)        File Number)        Identification No.)


                                      PP&L, INC.
                                      ----------
                (Exact Name of Registrant as Specified in Its Charter)

                  Pennsylvania             1-905                23-0959590
                  ------------             -----                ----------
        (State or other jurisdiction    (Commission           (IRS Employer
               of incorporation)        File Number)        Identification No.)


              Two North Ninth Street, Allentown, Pennsylvania 18101-1179
              ----------------------------------------------------------
                       (Address of principal executive offices)


         Registrant's Telephone Number, including Area Code:  (610) 774-5151
                                                              --------------


           -------------------------------------------------------------
           (Former name or former address, if changed since last report.)

             ITEM 5.   Other Events
                       ------------

             The following text is from a Company news release of May 24, 1999:

             PP&L, INC. SIGNS DEFINITIVE AGREEMENT TO SELL SUNBURY PLANT, LADY JANE COLLIERIES ASSETS

                  PP&L, Inc., a subsidiary of PP&L Resources, Inc. (NYSE:
             PPL), announced Monday (5/24) that it has signed a definitive agreement to sell its Sunbury plant and the principal assets of its wholly owned coal-processing subsidiary, Lady Jane Collieries, to Sunbury Holdings, LLC. WPS Power Development, Inc. owns 100 percent of Sunbury Holdings, LLC.

                       Under terms of a three-year agreement, the new
             owner will sell some of the power generated by the Sunbury plant to PP&L, Inc., with the balance sold on the wholesale or retail open market. PP&L, Inc. expects to receive total cash proceeds of about $106 million for the assets, including coal inventory, which would translate into a one-time contribution of about 25 cents per share to PP&L Resources' 1999 earnings. The closing, which is subject to certain regulatory approvals and other closing conditions, is expected to occur during the third quarter of 1999.

                       WPS Power Development, a subsidiary of WPS
             Resources Corp. of Green Bay, Wis., develops and owns nonregulated energy generation facilities and provides services to the electric power generation industry in Wisconsin, Alabama, Arkansas and Oregon and is in the process of acquiring additional generation assets in Maine and in New Brunswick, Canada

                       "We are pleased to announce this agreement with
             WPS Power Development," said Bob Byram, senior vice president-Generation and chief nuclear officer. "The sale of Sunbury marks the successful completion of a strategy for our generation portfolio that we embarked on a number of months ago.

                       "Our employees at Sunbury have done an outstanding
             job operating this plant and deserve the highest praise for their skill, hard work and dedication," Byram said. "We look forward to working closely with WPS Power Development in ensuring a smooth transition."

                       Jerry Mroczkowski, WPS Power Development vice-
             president, said, "We're pleased to become a part of the Pennsylvania-New Jersey-Maryland energy market. It's on the leading edge of competitive generation and marketing. We look forward to the transition and to continuing the reliable and effective operation of the facilities provided by PP&L employees."

                       Under the terms of the agreement, WPS Power
             Development will operate the facilities, and employees at the Sunbury plant will have the choice to accept employment offers from the new owner or to stay with PP&L, Inc. IBEW Local 1600, which currently represents bargaining unit employees at that plant, will continue in that role with the new owner. Details of the agreement between IBEW Local 1600 and the new owner will be the subject of discussions as part of the closing process.

                       Employees at the plant will continue to be PP&L,
             Inc. employees until the closing of the sale. Meetings to further discuss the sale of the plant will be held with all Sunbury plant and Lady Jane employees and representatives from PP&L, Inc. and WPS Power Development over the next several weeks.

                       As part of PP&L, Inc.'s continual examination of
             its operations, an assessment was completed of how all of its power plants fit into the company's future plans in the competitive marketplace. At the conclusion of that effort last August, PP&L, Inc. said that it would seek a buyer for the Sunbury plant and close the Holtwood coal-fired power plant in Lancaster County. Last month, PP&L, Inc. ceased operations at the 73-megawatt Holtwood unit.

                       The Sunbury plant, located on 216 acres in the
             borough of Shamokin Dam, is a four-unit coal-fired generating station with a demonstrated winter capacity of 389 megawatts. The site also includes two oil-fired combustion turbine generators with a total installed peak reserve capacity of 42 megawatts, which were also included in the sale. The coal-fired plant began operation in 1949.

                       In addition, PP&L, Inc. is selling the principal
             assets of Lady Jane Collieries, a bituminous coal-processing facility that processes and loads onto trains a significant portion of the coal used at the Sunbury plant. Lady Jane is located near Penfield. PP&L, Inc's anthracite silt reserves at Forestville and Buck Run in Schuylkill County are being sold along with the other Lady Jane assets.

                       The Wall Street firm of J. P. Morgan & Co. acted
             as exclusive financial advisor to PP&L, Inc. on the sale. PricewaterhouseCoopers Securities LLC is the financial advisor to WPS Power Development.

                                      SIGNATURES
                                      ----------


                  Pursuant to the requirements of the Securities Exchange
             Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                                           PP&L Resources, Inc.
                                           PP&L, Inc.



             Date: May 24, 1999            By: /s/ John R. Biggar
                                              -------------------
                                               Senior Vice President and
                                                Chief Financial Officer